EXHIBIT F
JOINT FILING AGREEMENT
     The undersigned hereby agree that the Amendment No. 17 to Schedule 13D, dated February 5, 2006 (the “Statement”), with respect to the Common Stock, par value $1.00 per share, of Lafarge North America Inc. is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Statement and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Statement and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 5th day of February, 2006.

LAFARGE S.A.

By:	/s/ Jean-Jacques Gauthier

	Name:	Jean-Jacques Gauthier
	Title:	Executive Vice-President, Finance
	Date:	February 5, 2005

CEMENTIA HOLDING A.G.

By:	/s/ Michel Rose

	Name:	Michel Rose
	Title:	Managing Director
	Date:	February 5, 2005

EFALAR INC.

By:	/s/ Michel Bisiaux

	Name:	Michel Bisiaux
	Title:	Secretary
	Date:	February 5, 2005